Exhibit 107

CALCULATION OF REGISTRATION FEE
Form S-8
(Form Type)

Electronic Arts Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01 per share	Other	16,000,000 shares	$129.32	$2,069,120,000	$92.70 per $1,000,000	$191,807.42
	Total Offering Amounts				$2,069,120,000		$191,807.42
	Net Fee Offsets						--
	Net Fee Due						$191,807.42

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock in respect of securities to be identified in the above table as a result of any stock split, stock dividend, recapitalization or other similar transaction.

(2) Estimated solely for the purposes of determining the amount of the Registration Fee pursuant to Rule 457(c) and (h) under the Securities Act based upon the average of the high ($130.58) and low prices ($128.06) of the Registrant's Common Stock on August 9, 2022, as reported on The Nasdaq Global Select Market.